                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

         Zwirn                      Edgard
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

   207-208 Neptune House
--------------------------------------------------------------------------------
                                   (Street)

      Marina Bay                  Gibraltar
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol    ULH Corporation
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year     January 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


      X  Director       Officer             X  10% Owner        Other
    ----            --- (give title below) ---              --- (specify below)

                 Chief Executive Officer
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ----
         Form filed by More than One Reporting Person
    ----

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------
1. Title                      2. Trans-    3. Trans-       4. Securities Acquired (A)        5. Amount of
   of                            action       action          or Disposed of (D)                Securities
   Security                       Date        Code            (Instr. 3, 4 and 5)               Beneficially
   (Instr. 3)                    (Month/    (Instr. 8)                                          Owned at
                                  Day/    -----------------------------------------------        End of
                                 Year)                                                          Month
                                          Code     V    Amount      (A) or    Price        (Instr. 3 and 4)
                                                                    (D)
------------------------------------------------------------------------------------------------------------
Common Stock $.01 Par Value   1/26/01      P            427,359      A         $5.969         477,663
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

----------------------------
 6. Owner-     7. Nature
    ship          of In-
    Form:         direct
    Direct        Bene-
    (D) or        ficial
    Indirect      Owner-
    (I)           ship
    (Instr. 4)    (Instr. 4)
----------------------------
    D/I             (1)
----------------------------

----------------------------

----------------------------

----------------------------

----------------------------

----------------------------

----------------------------

----------------------------

----------------------------

----------------------------

----------------------------

----------------------------

----------------------------

----------------------------

----------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

        Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


FORM 4 (continued)                 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                          (e.g., puts, calls, warrants, options, convertible securities)


 -----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                          ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------
 6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
    cisable and       Underlying Securities        of          of Deriv-        ship          ture
    Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
    Date                                           ative       Secur-           of De-        direct
    (Month/Day/                                    Secur-      ities            rivative      Bene-
    Year)                                          ity         Bene-            Securities    ficial
                                                   (Instr.     ficially         Bene-         Owner-
  --------------------------------------------     5)          Owned            ficially      ship
  Date     Expira-              Amount or                      at End           Owned at      (Instr.
  Exer-    tion         Title   Number of                      of               End of        4)
  cisable  Date                 Shares                         Month            Month(1)
                                                               (Instr. 4)       (Instr. 4)
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1) Of the 477,663 shares listed in Table I, 427,359 shares are beneficially owned by Alessandra van Gemerden and Edgard Zwirn together, 17,259 are owned by Alessandra van Gemerden and 33,045 are owned by Edgard Zwirn.


            SIGNATURES ON ATTACHED PAGE     February 12, 2001
          -------------------------------  -------------------
          **Signature of Reporting Person        Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


                                                                          Page 2